Exhibit 99.1
News Release

CONTACT: Michael Berman	FOR IMMEDIATE RELEASE
(312) 279-1496	July 20, 2009
ELS REPORTS SECOND QUARTER RESULTS
Stable Core Performance
          CHICAGO, IL — July 20, 2009 — Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the quarter and six months ended June 30, 2009.
     a) Financial Results
          For the second quarter 2009, Funds From Operations (“FFO”) were $23.7 million, or $0.77 per share on a fully-diluted basis, compared to $21.7 million, or $0.71 per share on a fully-diluted basis for the same period in 2008. For the six months ended June 30, 2009, FFO was $61.6 million, or $2.01 per share on a fully-diluted basis, compared to $54.3 million, or $1.78 per share on a fully-diluted basis for the same period in 2008.
          Net income available to common stockholders totaled $2.9 million, or $0.11 per share on a fully-diluted basis for the quarter ended June 30, 2009. This compares to net income available to common stockholders of $4.1 million, or $0.17 per share on a fully-diluted basis for the same period in 2008. Net income available to common stockholders totaled $16.5 million, or $0.65 per share on a fully-diluted basis for the six months ended June 30, 2009. This compares to net income available to common stockholders of $16.8 million, or $0.68 per share on a fully-diluted basis for the same period in 2008.
          Due to our August 14, 2008 acquisition of Privileged Access, L.P. (“Privileged Access”), the results for the quarter and six months ended June 30, 2009 also include: 1) $5.3 million and $10.4 million, respectively, of net deferrals of non-refundable upfront payments from the sale of right-to-use contracts which are amortized over the estimated customer life and 2) $1.6 million and $3.1 million, respectively, of net deferrals of commissions paid on the sale of right-to use contracts which are also amortized on the same method as the deferred sales revenue. The net deferral for the quarter and six months ended June 30, 2009 is approximately $3.6 million and $7.3 million, respectively or $0.12 and $0.24, respectively of net income per common share on a fully-diluted basis.
          See the attachment to this press release for reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measure.
     b) Portfolio Performance
          Second quarter 2009 property operating revenues were $116.1 million, compared to $94.3 million in the second quarter of 2008. Our property operating revenues for the six months ended June 30, 2009 were $240.4 million, compared to $200.7 million for the six months ended June 30, 2008.
          For the quarter ended June 30, 2009, our Core property operating revenues increased approximately 3.2 percent and Core property operating expenses decreased approximately 2.4 percent, resulting in an increase of approximately 8.4 percent to income from Core property operations over the quarter ended June 30, 2008. For the six months ended June 30, 2009, our Core property operating revenues increased approximately 2.7 percent and Core property operating expenses decreased approximately 1.6 percent, resulting in an increase to income from Core property operations of approximately 6.2 percent over the six months ended June 30, 2008.
          For the quarter ended June 30, 2009, the Company had 21 new home sales (including three third-party dealer sales), which represents an 81.3 percent decrease as compared to the quarter ended June 30, 2008. Gross revenues from home sales were $1.7 million for the quarter ended June 30, 2009, compared to $6.8 million for the quarter ended June 30, 2008. Net income from home sales and other was $0.1 million for the quarter ended June 30, 2009, compared to a net loss from home sales and other of ($1.7) million for the same period in 2008. For the six months ended June 30, 2009, the Company had 41 new home sales (including six third-party dealer sales), an 82.6 percent decrease over the same period in 2008. Gross revenues from home sales were $2.9 million for the six months ended June 30, 2009, compared to $13.0 million for the same period in 2008. Net loss from home sales and other was ($0.6) million for the six months ended June 30, 2009 compared to a net loss from home sales and other of ($2.0) million for the six months ended June 30, 2008.
          Property management expenses were $7.7 million for the quarter ended June 30, 2009, compared to $5.2 million for the same period last year. A significant portion of the increase in property management expenses was due to the acquisition and consolidation of Privileged Access and the 82 Company properties that Privileged Access had been leasing and operating prior to the Company’s acquisition of Privileged Access on August 14, 2008.
     c) Asset-related Transactions
          During the quarter ended June 30, 2009, the Company sold the 247-site property known as Caledonia in Caledonia, Wisconsin for approximately $2.2 million. A gain on sale of approximately $0.8 million was recognized and is included in Income from other investments, net.
          The Company currently has two all-age properties held for disposition, which are in various stages of negotiations for sale.
     d) Balance Sheet
          Our average long-term secured debt balance was approximately $1.6 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 6.17 percent per annum. Our unsecured debt balance currently has an availability of $370 million. Interest coverage was approximately 2.2 times in the quarter ended June 30, 2009.
          In July 2009, the Company closed on approximately $10 million of financing on one manufactured home property at a stated interest rate of 6.53 percent per annum, maturing in 2019. The Company also paid off seven maturing mortgages totaling approximately $19 million, with a weighted average interest rate of 9.07 percent per annum.
          The Company has approximately $29 million of secured mortgage debt that matures in the remainder of 2009 and approximately $213 million in 2010.
     e) Guidance
          ELS management projects 2009 FFO per share, on a fully-diluted basis, to be in the range of $3.33 to $3.53 for the year ended December 31, 2009 and in the range of $0.73 to $0.83 for the quarter ending September 30, 2009. The Company estimates 2009 core property operating revenue will grow between 2.5 and

3.0 percent over 2008 and income from Core property operations, excluding property management expenses, is expected to grow from approximately 4.0 to 4.5 percent over 2008.
          Guidance for 2009 net income per common share, on a fully-diluted basis, is projected to be in the range of $0.83 to $1.03 for the year ending December 31, 2009 and in the range of $0.15 to $0.25 for the quarter ending September 30, 2009. The Company’s guidance ranges reflect the issuance of 4.6 million common shares on June 29, 2009 which generated net cash proceeds of approximately $146.9 million. The proceeds are currently held in short-term treasury investments.
          The Company’s guidance range for 2009 acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2009 guidance include (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases of annual payments under right-to-use contracts; (v) occupancy changes; and (vi) our ability to retain and attract customers renewing or purchasing right-to-use contracts. Results for 2009 also may be impacted by, among other things, (i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; (ii) variability in income from home sales operations, including anticipated expansion projects; (iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; (iv) potential acquisitions, investments and dispositions; (v) mortgage debt maturing during 2009; (vi) changes in interest rates; and (vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.
          Equity LifeStyle Properties, Inc. owns or has an interest in 308 quality properties in 28 states and British Columbia consisting of 110,852 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
          A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on July 21, 2009.
          This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	our ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and our success in acquiring new customers at our Properties (including those recently acquired);

•	our ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that we may acquire;

•	our assumptions about rental and home sales markets;

•	in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•	in the all-age Properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	the completion of future acquisitions, if any, and timing with respect thereto and the effective integration and successful realization of cost savings;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional common stock;

•	the effect of accounting for the sale of agreements to customers representing a right-to-use the Properties previously leased by Privileged Access under Staff Accounting Bulletin No. 104, Revenue Recognition in Consolidated Financial Statements, Corrected; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
          These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
          Tables follow:

Equity LifeStyle Properties, Inc.
Selected Financial Data
(Unaudited)
(Amounts in thousands except for per share data)

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008
Property Operations:
Community base rental income	$63,318	$61,430	$126,502	$122,464
Resort base rental income	27,747	23,033	63,205	57,630
Right-to-use annual payments	12,702	—	25,597	—
Right-to-use contracts current period, gross	5,869	—	11,446	—
Right-to-use contracts current period, deferred, net of prior period amortization	(5,271)	—	(10,434)	—
Utility and other income	11,720	9,859	24,124	20,650

Property operating revenues	116,085	94,322	240,440	200,744

Property operating and maintenance	45,565	33,930	87,569	67,699
Real estate taxes	8,235	7,478	16,691	14,918
Sales and marketing, gross	3,672	—	6,744	—
Sales and marketing, deferred commissions, net	(1,632)	—	(3,125)	—
Property management	7,730	5,243	16,434	10,537

Property operating expenses	63,570	46,651	124,313	93,154

Income from property operations	52,515	47,671	116,127	107,590

Home Sales Operations:
Gross revenues from inventory home sales	1,737	6,799	2,948	12,994
Cost of inventory home sales	(1,647)	(6,859)	(3,764)	(13,609)

Gross profit (loss) from inventory home sales	90	(60)	(816)	(615)
Brokered resale revenues, net	199	301	385	668
Home selling expenses	(640)	(1,635)	(1,712)	(3,148)
Ancillary services revenues, net	418	(327)	1,574	1,121

Income (loss) from home sales and other	67	(1,721)	(569)	(1,974)

Other Income and Expenses:
Interest income	1,223	294	2,606	681
Income from other investments, net	1,866	6,705	4,389	13,615
General and administrative	(6,216)	(4,834)	(12,373)	(10,233)
Rent control initiatives	(169)	(518)	(315)	(1,865)
Interest and related amortization	(25,026)	(24,690)	(49,576)	(49,674)
Depreciation on corporate assets	(234)	(84)	(402)	(182)
Depreciation on real estate and other costs	(17,143)	(16,258)	(34,542)	(32,532)

Total other expenses, net	(45,699)	(39,385)	(90,213)	(80,190)
Equity in income of unconsolidated joint ventures	475	2,499	2,378	3,383

Consolidated income from continuing operations	7,358	9,064	27,723	28,809

Discontinued operations:
Discontinued operations	87	88	213	145
Gain (loss) on sale from discontinued real estate	—	(39)	(20)	(80)

Income from discontinued operations	87	49	193	65
Consolidated net income	$7,445	$9,113	$27,916	$28,874

Income allocated to non-controlling interests:
Common OP Units	(501)	(964)	(3,295)	(3,968)
Perpetual OP Units	(4,040)	(4,040)	(8,073)	(8,072)

Net income available for Common Shares	$2,904	$4,109	$16,548	$16,834

Net income per Common Share — Basic	$0.12	$0.17	$0.66	$0.69
Net income per Common Share — Fully Diluted	$0.11	$0.17	$0.65	$0.68

Average Common Shares — Basic	25,163	24,370	25,055	24,285
Average Common Shares and OP Units — Basic	30,327	30,147	30,267	30,087
Average Common Shares and OP Units — Fully Diluted	30,693	30,540	30,609	30,478

Equity LifeStyle Properties, Inc.
(Unaudited)

	Quarters Ended		Six Months Ended
Reconciliation of Net Income to FFO and FAD	June 30,	June 30,	June 30,	June 30,
(amounts in 000s, except for per share data)	2009	2008	2009	2008

Computation of funds from operations:
Net income	$2,904	$4,109	$16,548	$16,834
Income allocated to common OP Units	501	964	3,295	3,968
Right-to-use contract sales, deferred, net (1)	5,271	—	10,434	—
Right-to-use contract commissions, deferred, net(2)	(1,632)	—	(3,125)	—
Depreciation on real estate assets and other	17,143	16,258	34,542	32,532
Depreciation on unconsolidated joint ventures	314	311	640	903
(Gain) loss on the sale of property	(803)	39	(783)	80

Funds from operations (FFO)	$23,698	$21,681	$61,551	$54,317

Non-revenue producing improvements to real estate	(4,861)	(3,201)	(8,460)	(5,288)

Funds available for distribution (FAD)	$18,837	$18,480	$53,091	$49,029

FFO per Common Share — Basic	$0.78	$0.72	$2.03	$1.81
FFO per Common Share — Fully Diluted	$0.77	$0.71	$2.01	$1.78

FAD per Common Share — Basic	$0.62	$0.61	$1.75	$1.63
FAD per Common Share — Fully Diluted	$0.61	$0.61	$1.73	$1.61

(1)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the sale of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales, if any.

(2)	The Company is required by GAAP to defer recognition of the commission paid related to the sale of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the sale of right-to-use contracts The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions, if any.
Income from Property Operations Detail
(Amounts in thousands)

	Equity LifeStyle		Privileged Access		Consolidated
	Quarters Ended		Quarters Ended		Quarters Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008	2009	2008
Community base rental income	$63,318	$61,430	$—	$—	$63,318	$61,430
Resort base rental income	23,519	23,033	4,228	—	27,747	23,033
Right-to-use annual payments	—	—	12,702	—	12,702	—
Right-to-use contracts current period, gross	—	—	5,869	—	5,869	—
Utility and other income	10,322	9,859	1,398	—	11,720	9,859

Property operating revenues excluding deferrals	97,159	94,322	24,197	—	121,356	94,322

Property operating and maintenance	33,050	33,930	12,515	—	45,565	33,930
Real estate taxes	7,370	7,478	865	—	8,235	7,478
Sales and marketing, gross	—	—	3,672	—	3,672	—

Property operating expenses excluding deferrals	40,420	41,408	17,052	—	57,472	41,408

Income from property operations, excluding deferrals and Property management	56,739	52,914	7,145	—	63,884	52,914

Right-to-use contract sales deferred, net	—	—	(5,271)	—	(5,271)	—
Right-to-use contract commissions deferred net	—	—	1,632	—	1,632	—

Income from property operations, excluding Property management	56,739	52,914	3,506	—	60,245	52,914

Property management					7,730	5,243

Income from property operations					$52,515	$47,671

Equity LifeStyle Properties, Inc.
(Unaudited)
Income from Property Operations Detail
(Amounts in thousands)

	Equity LifeStyle		Privileged Access		Consolidated
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
	2009	2008	2009	2008	2009	2008
Community base rental income	$126,502	$122,464	$—	$—	$126,502	$122,464
Resort base rental income	56,368	57,630	6,837	—	63,205	57,630
Right-to-use annual payments	—	—	25,597	—	25,597	—
Right-to-use contracts current period, gross	—	—	11,446	—	11,446	—
Utility and other income	21,733	20,650	2,391	—	24,124	20,650

Property operating revenues excluding deferrals	204,603	200,744	46,271	—	250,874	200,744

Property operating and maintenance	65,366	67,699	22,203	—	87,569	67,699
Real estate taxes	14,856	14,918	1,835	—	16,691	14,918
Sales and marketing, gross	—	—	6,744	—	6,744	—

Property operating expenses excluding deferrals	80,222	82,617	30,782	—	111,004	82,617

Income from property operations, excluding deferrals and Property management	124,381	118,127	15,489	—	139,870	118,127

Right-to-use contract sales deferred, net	—	—	(10,434)	—	(10,434)	—
Right-to-use contract commissions deferred net	—	—	3,125	—	3,125	—

Income from property operations, excluding Property management	124,381	118,127	8,180	—	132,561	118,127

Property management					16,434	10,537

Income from property operations					$116,127	$107,590

	As of	As of
	June 30,	December 31,
Total Common Shares and OP Units Outstanding:	2009	2008

Total Common Shares Outstanding	29,912,626	25,051,322
Total Common OP Units Outstanding	5,152,131	5,366,741

	June 30,	December 31,
	2009	2008
Selected Balance Sheet Data:	(amounts in 000s)	(amounts in 000s)
Total real estate, net	$1,933,133	$1,929,788
Cash and cash equivalents	$174,151	$45,312
Total assets	$2,225,821	$2,091,647

Mortgage notes payable	$1,611,021	$1,569,403
Unsecured debt	$—	$93,000
Total liabilities	$1,775,164	$1,795,413
Perpetual Preferred OP Units	$200,000	$200,000
Total equity	$250,657	$96,234

Equity LifeStyle Properties, Inc.
(Unaudited)
Summary of Total Sites as of June 30, 2009:

Sites

Community sites (1)	44,900
Resort sites:
Annuals	20,700
Seasonal	8,900
Transient	8,900
Membership (2)	24,300
Joint Ventures (3)	3,100

110,800

(1)	Includes 655 sites from discontinued operations.

(2)	Sites primarily utilized by approximately 115,000 members.

(3)	Joint Venture income is included in equity in income from unconsolidated joint ventures.

	Quarters Ended		Six Months Ended
Manufactured Home Site Figures and	June 30,	June 30,	June 30,	June 30,
Occupancy Averages: (1)	2009	2008	2009	2008

Total Sites	44,231	44,159	44,232	44,159
Occupied Sites	39,939	39,942	39,962	39,957
Occupancy %	90.3%	90.5%	90.3%	90.5%
Monthly Base Rent Per Site	$528	$513	$528	$511
Core (2) Monthly Base Rent Per Site	$528	$513	$528	$511

	Quarters Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Home Sales: (1) (Dollar amounts in thousands)	2009	2008	2009	2008
New Home Sales Volume (3)	21	112	41	236
New Home Sales Gross Revenues	$675	$5,941	$1,501	$11,741

Used Home Sales Volume (4)	188	107	255	168
Used Home Sales Gross Revenues	$1,062	$858	$1,447	$1,253

Brokered Home Resale Volume	163	217	321	457
Brokered Home Resale Revenues, net	$199	$301	$385	$668

(1)	Results of continuing operations, excludes discontinued operations

(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The Core Portfolio includes all Properties acquired prior to December 31, 2007 and which have been owned and operated by the Company continuously since January 1, 2008.

(3)	Quarter and six months ended June 30, 2009, includes three and six third-party dealer sales. Quarter and six months ended June 30, 2008, includes 21 and 45 third-party dealer sales, respectively.

(4)	Quarter and six months ended June 30, 2009, includes three third-party dealer sales. Quarter and six months ended June 30, 2008, includes one third-party dealer sale.

Net Income and FFO per Common Share Guidance	Third Quarter 2009		Full Year 2009
on a fully diluted basis (unaudited):	Low	High	Low	High

Projected net income (1)	$0.15	$0.25	$0.83	$1.03
Projected depreciation	0.49	0.49	2.12	2.12
Projected gain on sale of property	—	—	(0.02)	(0.02)
Projected net deferral of right-to-use sales and commissions	0.09	0.09	0.40	0.40

Projected FFO	$0.73	$0.83	$3.33	$3.53

(1)	Due to the uncertain timing and extent of right-to-use sales and the resulting deferrals, actual net income could differ materially from expected net income.

Non-GAAP Financial Measures
     Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.
     FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the sale of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in our calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. The Company computes FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating an equity REIT’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions.